EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the "Consulting Agreement") is made as of April 19, 2006 (the Effective Date), by and between M&A Business Consulting, Inc., (“M&A”), Michael Martinez (hereafter, Mr. Martinez and M&A are collectively referred to as Consultant) and Interactive Television Networks, Inc., a Nevada corporation (the "Company").

WITNESSETH

WHEREAS, the Company is engaged in an Internet Protocol Television subscription based business that sells an internet appliance allowing subscribers to view content using proprietary hardware and software that connects a television set to the internet (the “Business”); and

WHEREAS, Consultant has experience in the Business, and Consultant has been providing the Company with consulting services related to the Business since December 2005; and

WHEREAS, the Company wishes to formally engage the Consultant in order to obtain the services of Mr. Martinez, all pursuant to the terms and provisions of this Consulting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. APPOINTMENT.

The Company hereby engages Consultant and Consultant hereby agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth. This Consulting Agreement is contingent on you executing the Nondisclosure and Development Agreement attached hereto as Exhibit A and upon you executing the Non-Competition Agreement attached hereto as Exhibit B.

2. TERM.

The term of this Consulting Agreement is for no specific period of time. As a result, either you or the Company are free to terminate this Consulting Agreement at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although the consulting duties and compensation may change from time-to-time, the “at-will” nature of this Consulting Agreement may only be changed in a document signed by Consultant and the Chief Executive Officer of the Company.

3. SERVICES.

The services to be provided by Consultant hereunder shall be performed exclusively by Mr. Martinez, and Consultant agrees to make Mr. Martinez available to provide all of the services required to be provided hereunder. Mr. Martinez shall provide services as the President of the Company, and Mr. Martinez hereby accepts such engagement, upon the terms and conditions hereinafter set forth. Mr. Martinez’s duties and responsibilities shall consist of all of the duties and responsibilities generally performed by Presidents of publicly traded companies. Consultant agrees that Michael Martinez shall devote his full time and attention to his consulting services hereunder. Mr. Martinez shall report to the Board of Directors.

4. COMPENSATION.

a.  Cash Compensation. The Company shall compensate M&A in US dollars in the amount of Twenty Thousand Dollars ($20,000.00) per month in exchange for Mr. Martinez’s services as the President of the Company.

b.  Business Expense Reimbursement. The Consultant shall be entitled to receive reimbursement for reasonable, out-of-pocket expenses incurred on behalf of the Company in accordance with the Company’s policies established by the Board of Directors.

5. INDEPENDENT CONTRACTOR.

Nothing in this Consulting Agreement shall in any way be construed to constitute Consultant as an employee of the Company, but Consultant shall perform the services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Consulting Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor. Consultant acknowledges and agrees, and it is the intent of the parties hereto, that Consultant receive no benefits from the Company, either as an independent contractor or employee. If Consultant is reclassified by a state or federal agency or court as an employee for tax or other purposes, Consultant will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

5. MISCELLANEOUS.

This Consulting Agreement supersedes any prior representations or agreements, whether written or oral, between the Company and Mr. Martinez. To accept this Consulting Agreement, please sign and return this Consulting Agreement to the Company with the executed Nondisclosure and Development Agreement and the executed Non-Competition Agreement.

Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both the Company and Consultant.

Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address noted below or to such other address or facsimile telephone number as may have been furnished in writing.

Waiver: Any waiver by of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprival of the right thereafter to insist upon adherence to that term or any other term of this Consulting Agreement.

Governing Law: This Consulting Agreement is to be construed and enforced according to the laws of the State of California. This Consulting Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Consultant have contributed substantially and materially to the negotiation and preparation of this Consulting Agreement.

Venue: Venue in any action arising from this Consulting Agreement shall be in Orange County, California.

Attorneys’ Fees: In connection with any controversy arising out of this Consulting Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs at pretrial, trial, and appellate levels from the non-prevailing party.

Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Entire Agreement: This Consulting Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior arrangements, negotiations, and agreements between the parties with respect to such subject matter.

IN WITNESS WHEREOF, this Consulting Agreement has been executed as of the date first above written.

COMPANY

/s/ Charles Prast
Charles Prast
CEO
Interactive Television Networks, Inc.
2010 Main Street, Suite 500
Irvine, California 92614

CONSULTANT (M&A Business Consulting, Inc. and Michael Martinez individually)

By:	/s/ Michael Martinez
Name: Michael Martinez
Personally and as the President of M&A Business Consulting, Inc.
33881 Cabrillo Isle
Monarch Beach, California 92629